Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Nov. 5, 2019 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2019.

Net sales for the third quarter of 2019 were $82.5 million, an increase of 5% compared to third quarter 2018 net sales of $78.4 million. Earnings from operations increased 5% to $8.5 million in the third quarter of 2019, up from $8.0 million in the third quarter of 2018. Net earnings attributable to the Company rose 5% to $6.6 million in the third quarter of 2019, up from $6.3 million in last year's third quarter. Diluted earnings per share were $0.66 per share in the third quarter of 2019 and $0.60 per share in the third quarter of 2018.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $67.8 million in the third quarter of 2019, up 7% compared to $63.2 million in the third quarter of 2018. Within the wholesale segment, Florsheim and BOGS third quarter net sales rose 22% and 12%, respectively, due to sales increases across most major distribution channels. These sales increases were offset by lower sales of the Stacy Adams and Nunn Bush brands. Stacy Adams sales were down 5%, due mainly to a decrease with off-price retailers, partially offset by higher sales to e-commerce retailers. Sales of the Nunn Bush brand were down 2%, primarily due to lower sales to department stores. Licensing revenues were $630,000 in the third quarter of 2019, up from $531,000 in the third quarter of 2018.

Gross earnings for the North American wholesale segment increased to 35.9% of net sales in the third quarter of 2019, up from 34.4% of net sales in last year's third quarter, as a result of stable pricing from the Company's overseas suppliers and selective price increases. Earnings from operations for the wholesale segment were $9.5 million in the third quarter of 2019, up 25% compared to $7.6 million in the same period one year ago. The increase in operating earnings was primarily due to higher sales and gross margins.

Net sales in the North American retail segment, which includes sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $5.2 million in the third quarter of 2019, up 4% compared to $4.9 million in the third quarter of 2018. Same store sales (which includes U.S. e-commerce sales) were up 3% for the quarter due to increased sales on the Company's websites. Retail earnings from operations were $365,000 in the third quarter of 2019 and $428,000 in the third quarter of 2018. While operating earnings from the Company's e-commerce businesses increased, this increase was more than offset by lower operating results at the Company's brick-and-mortar locations.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $9.5 million in the third quarter of 2019, down 7% compared to $10.3 million in the third quarter of 2018. The decrease was primarily due to a 9% reduction in net sales at Florsheim Australia, which was caused mainly by the translation of the weaker Australian currency into U.S. dollars. Florsheim Australian's net sales in local currency were down 3% for the quarter, due to lower sales in its wholesale businesses. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $1.4 million in the third quarter of 2019, compared to operating earnings of $7,500 in last year's third quarter. The decline between years was due to lower sales, lower overall gross margins, and higher retail expenses. Expenses included approximately $350,000 of one-time costs to exit an underperforming retail store in Australia.

In August 2019, the U.S. government announced it would impose an additional 15% tariff on footwear sourced from China. The tariff on leather footwear, which primarily impacts the Company's Florsheim, Stacy Adams, and Nunn Bush brands, took effect on September 1, 2019. The tariff on rubber and other non-leather footwear, which primarily impacts the BOGS brand, is expected to take effect on December 15, 2019. In an effort to mitigate the overall impact of the tariff cost increases, the Company negotiated wholesale price increases with many of its customers and price reductions from many of its Chinese suppliers. While the tariff had a minimal impact on the Company's third quarter 2019 financial results, the ultimate future impact of the tariff on the Company's gross margins, results of operations, and overall financial statements is unknown at this time.

"Strong sales of the Florsheim and BOGS brands continue to drive earnings growth in our North American wholesale segment," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "We are pleased with this performance and look forward to building on this momentum as we move into the winter selling season. Overseas our businesses continue to struggle in a sluggish retail environment. We are working hard to cut costs and improve gross margins in order to generate profits in this region."

On November 5, 2019, the Company's Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on November 29, 2019, payable on January 2, 2020.

Conference Call Details:
Weyco Group will host a conference call on November 6, 2019 at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=ULpLFbgmgqRiix. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/6jg74v6y. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:
Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except per share amounts)

Net sales	$ 82,502	$ 78,375	$ 217,106	$ 208,789
Cost of sales	50,196	47,984	131,633	128,067
Gross earnings	32,306	30,391	85,473	80,722

Selling and administrative expenses	23,817	22,344	69,974	67,161
Earnings from operations	8,489	8,047	15,499	13,561

Interest income	210	252	663	739
Interest expense	(96)	(10)	(162)	(10)
Other income (expense), net	11	(195)	(242)	(414)

Earnings before provision for income taxes	8,614	8,094	15,758	13,876

Provision for income taxes	2,029	1,942	3,691	3,385

Net earnings	6,585	6,152	12,067	10,491

Net loss attributable to noncontrolling interest	-	(124)	-	(398)

Net earnings attributable to Weyco Group, Inc.	$ 6,585	$ 6,276	$ 12,067	$ 10,889

Weighted average shares outstanding
Basic	9,912	10,114	9,933	10,167
Diluted	9,929	10,391	9,996	10,419

Earnings per share
Basic	$ 0.66	$ 0.62	$ 1.21	$ 1.07
Diluted	$ 0.66	$ 0.60	$ 1.21	$ 1.05

Cash dividends declared (per share)	$ 0.24	$ 0.23	$ 0.71	$ 0.68

Comprehensive income	$ 5,990	$ 6,086	$ 11,933	$ 9,551

Comprehensive loss attributable to noncontrolling interest	-	(282)	-	(870)

Comprehensive income attributable to Weyco Group, Inc.	$ 5,990	$ 6,368	$ 11,933	$ 10,421

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2019	2018
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 9,055	$ 22,973
Marketable securities, at amortized cost	6,543	1,525
Accounts receivable, net	56,827	51,533
Inventories	81,340	72,684
Prepaid expenses and other current assets	3,512	5,380
Total current assets	157,277	154,095

Marketable securities, at amortized cost	16,547	18,702
Deferred income tax benefits	1,182	1,277
Property, plant and equipment, net	30,496	28,707
Operating lease right-of-use assets	19,822	-
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,569	23,283
Total assets	$ 292,873	$ 270,044

LIABILITIES AND EQUITY:
Short-term borrowings	$ 16,862	$ 5,840
Accounts payable	6,343	12,764
Dividend payable	-	2,308
Operating lease liabilities	6,817	-
Accrued liabilities	12,488	14,306
Accrued income tax payable	1,290	912
Total current liabilities	43,800	36,130

Deferred income tax liabilities	3,541	3,724
Long-term pension liability	23,079	23,112
Operating lease liabilities	14,460	-
Other long-term liabilities	343	1,495
Total liabilities	85,223	64,461

Common stock	9,941	10,057
Capital in excess of par value	65,482	64,263
Reinvested earnings	153,933	152,835
Accumulated other comprehensive loss	(21,706)	(21,572)
Total equity	207,650	205,583
Total liabilities and equity	$ 292,873	$ 270,044

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2019	2018
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 12,067	$ 10,491
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	2,478	2,842
Amortization	133	238
Bad debt expense	100	190
Deferred income taxes	(209)	1,353
Net foreign currency transaction (gains) losses	(105)	332
Share-based compensation expense	1,102	1,149
Pension contribution	-	(3,000)
Pension expense	785	522
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(5,413)	(7,557)
Inventories	(8,622)	180
Prepaid expenses and other assets	1,731	2,756
Accounts payable	(6,418)	(2,928)
Accrued liabilities and other	(1,873)	(4,749)
Accrued income taxes	338	278
Net cash (used for) provided by operating activities	(4,156)	1,847

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(14,641)	(7,819)
Proceeds from maturities of marketable securities	11,865	7,450
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(4,564)	(876)
Net cash used for investing activities	(7,495)	(1,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,408)	(9,213)
Cash dividends paid to noncontrolling interest of subsidiary	-	(88)
Payment to acquire noncontrolling interest of subsidiary	-	(3,740)
Shares purchased and retired	(4,029)	(6,589)
Net proceeds from stock options exercised	161	4,308
Taxes paid related to the net share settlement of equity awards	(5)	(699)
Proceeds from bank borrowings	113,711	20,309
Repayments of bank borrowings	(102,689)	(12,261)
Net cash used for financing activities	(2,259)	(7,973)

Effect of exchange rate changes on cash and cash equivalents	(8)	(177)

Net decrease in cash and cash equivalents	$ (13,918)	$ (7,703)

CASH AND CASH EQUIVALENTS at beginning of period	22,973	23,453

CASH AND CASH EQUIVALENTS at end of period	$ 9,055	$ 15,750

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 3,385	$ 1,915
Interest paid	$ 162	$ 10

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880